PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	July 31,	August 1,
	2011	2010
Cash flows from operating activities:
Net income	$11,173	$16,620
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	70,090	67,786
Debt extinguishment loss	27,399	-
Consolidation, restructuring and related credits	-	(5,059)
Changes in assets and liabilities and other	(4,211)	(5,170)

Net cash provided by operating activities	104,451	74,177

Cash flows from investing activities:
Purchases of property, plant and equipment	(59,089)	(38,040)
Investment in joint venture	(10,773)	-
Proceeds from sale of facility	-	12,880
Other	(250)	288

Net cash used in investing activities	(70,112)	(24,872)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	115,000	-
Proceeds from long-term borrowings	17,000	28,680
Repayments of long-term borrowings	(63,445)	(62,288)
Payments of deferred financing fees	(4,318)	(1,225)
Repurchase of common stock by subsidiary	(3,294)	-
Proceeds from exercise of share based arrangements	694	75

Net cash provided by (used in) financing activities	61,637	(34,758)

Effect of exchange rate changes on cash	7,924	941

Net increase in cash and cash equivalents	103,900	15,488
Cash and cash equivalents, beginning of period	98,945	88,539

Cash and cash equivalents, end of period	$202,845	$104,027

Supplemental disclosure of cash flow information:
Capital lease obligation for purchase of equipment	$21,248	$-
Common stock issued to extinguish debt	$20,234	$-
Change in accrual for purchases of property, plant and equipment	$(2,712)	$35,735